Exhibit 10.1

Amendment No. 1 to

Settlement and Termination Agreement

May 16, 2016

This Amendment No. 1 (“Amendment”) to that certain Settlement and Termination Agreement dated as of May 10, 2016, by and among Freeport-McMoRan Inc. (“FCX”), Freeport-McMoRan Oil & Gas LLC and Noble Drilling (U.S.) LLC (“Noble”) (the “Agreement”), is made by and among the parties thereto. Unless otherwise defined in this Amendment, capitalized terms used herein have the meanings assigned to those terms in the Agreement or the Distribution Agreement (defined below) as the context requires.

1. The term “Start Date” as defined in Section 2(a)(i) of the Agreement is hereby amended to mean the period beginning on May 16, 2016 (the “Start Date”).

2. Section 2 of the Agreement shall be amended by replacing paragraph (2) with the following:

“Each Stock Issuance shall comply with the following requirements: (i) one or more agents or underwriters shall have agreed on the date of such Stock Issuance to accept such Shares for resale by Noble prior to such Stock Issuance (in the case of any resale pursuant to the Distribution Agreement, an Agent (as defined therein) shall have delivered a Transaction Acceptance or a Terms Agreement prior to or concurrently with such Stock Issuance), (ii) (A) if such Stock Issuance occurs before 9:00 a.m. Eastern Time on the date of such Stock Issuance, no such Stock Issuance will exceed 20% of the simple average trading volume of FCX Stock for the five consecutive trading days preceding such Stock Issuance or (B) if such Stock Issuance occurs at or after 9:00 a.m. Eastern Time on the date of such Stock Issuance, no such Stock Issuance will exceed 10% of the simple average trading volume of FCX Stock for the five consecutive trading days immediately preceding such Stock Issuance, (iii) FCX shall notify Noble of any such Stock Issuance prior to 9:00 a.m., Eastern Time on the date of such Stock Issuance or, if the notice occurs later than 9:00 a.m. on the date of any Stock Issuance, the calculation of the volume-weighted average price described in the next sentence shall begin one-half hour after the actual time of such notice to Noble, but in no event shall notice of any Stock Issuance be later than 1:00 p.m., Eastern Time on any date, and (iv) no Stock Issuance shall occur when there is a Suspension Notice in effect (as defined below). The per share volume-weighted average price for any Exchange Business Day (as defined in the Distribution Agreement) on which there is a Stock Issuance shall be calculated in accordance with the definition of VWAP in that certain Distribution Agreement to be dated on or about May 16, 2016, by and among FCX, Noble and the Agents named therein (the “Distribution Agreement”). FCX Stock issued to Noble will be valued at the greater of (x) the VWAP for such Share and (y) the floor price per Share previously agreed to among the parties to the Distribution Agreement (the “Floor Price”). In addition, the FCX Stock issued to Noble will be (a) pursuant to FCX’s effective shelf registration statement, (b) delivered to Noble through the facilities of The Depository Trust Company on the first Exchange Business Day (as defined in the Distribution Agreement) after the Stock Issuance, and (c) fully paid and non-assessable and free and clear of all liens and encumbrances.”

3. Section 2 of the Agreement shall be amended by adding at the end of paragraph (2):

“Notwithstanding the foregoing, for any Purchase Date (as defined in the Distribution Agreement) with respect to which FCX issued a notice of Stock Issuance, if at any time on such date the price per Share on the New York Stock Exchange is less than the Floor Price, then Noble will have the right but not the obligation, solely at its option, to reject all or a portion of such Stock Issuance solely to the extent of any Shares that are unsold under the Distribution Agreement by delivering a notice to FCX no later than the opening of trading on the Exchange Business Day (as defined in the Distribution Agreement) immediately following such date.”

4. Section 2 of the Agreement shall be amended by adding the following at the end of paragraph (a):

“(iii) FCX shall, on June 22, 2016, pay by federal funds wire transfer to the account of Noble specified in writing by the Noble, an amount equal to 1.0% of the aggregate Gross Sales Price of the Shares sold under the Distribution Agreement.”

Except as expressly set forth in this Amendment, all of the terms and conditions, and all other provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

FREEPORT-McMoRan INC.

By:	/s/ Douglas N. Carrault II
Name:	Douglas N. Currault II
Title:	Deputy General Counsel and Secretary

FREEPORT-McMoRan OIL & GAS LLC

By:	/s/ Douglas N. Carrault II
Name:	Douglas N. Currault II
Title:	Vice President and Secretary

NOBLE DRILLING (U.S.) LLC

By:	/s/ Dennis J. Lubojacky
Name:	Dennis J. Lubojacky
Title:	Vice President